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                                  AMENDMENT TO
                       RIGHT MANAGEMENT CONSULTANTS, INC.
                            1993 STOCK INCENTIVE PLAN


         The 1993 Stock Incentive Plan of Right Management Consultants, Inc. is hereby amended as follows:

1. Shares Subject to Plan. The aggregate maximum number of Shares for which Options may be granted pursuant to the Plan is increased by the addition of Seven Hundred and Fifty Thousand (750,000) Shares, subject to adjustment as provided in Section 11 of the Plan.

2. Term of the Plan. The provision of Section 7 of the Plan which provides that no Option may be granted under the Plan after October 27, 2002 is hereby amended to provide that no Option may be granted under the Plan after December 31, 2003.

         In all other respects, the 1993 Stock Incentive Plan is ratified and affirmed.

         This Amendment to the Plan has been adopted by the Board of Directors of Right Management Consultants, Inc. on March 25, 1999, subject to approval by the shareholders. If the Amendment is not so approved on or before March 24, 2000, all Options granted under the Amendment shall be null and void; provided, however that options granted under the 1993 Stock Incentive Plan up to an aggregate maximum number of Shares for which Options may be granted without the Amendment will not be effected if the Amendment not be approved by the shareholders.